Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment No. 3 to Registration Statement No. 333-166447 on Form S-11 of our report dated April 30, 2010, except for Note 1 and Note 4, as to which the date is December 7, 2010, relating to the consolidated balance sheet of Cole Corporate Income Trust, Inc. (formerly Cole Corporate Income REIT, Inc.) and subsidiary appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.
/S/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
December 7, 2010